Exhibit 4.4
DESCRIPTION OF THE SECURITIES
OF MATTHEWS INTERNATIONAL CORPORATION
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
Last Updated: November 17, 2023
Matthews International Corporation (the “Company,” “we” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Class A Common Stock (our “common stock”).
The following description of our capital stock, including our common stock, is not complete and is qualified in its entirety by reference to, the Company’s Restated Articles of Incorporation (the “Company Articles”) and the Company’s Amended and Restated By-Laws (the “Company Bylaws”), each of which is filed with or incorporated by reference as an exhibit to our Annual Report on Form 10-K. For additional information, please read the Company Articles, Company Bylaws, and the applicable provisions of the Pennsylvania Business Corporation Law (the “PBCL”).
General
Under the Company Articles, the Company is authorized to issue 100,000,000 shares of common stock, $1.00 par value per share, and 10,000 shares of preferred stock, $100.00 par value per share. 70,000,000 shares of the Company’s common stock are designated as Class A Common Stock and 30,000,000 shares of the Company’s common stock are designated as Class B Common Stock.
As of October 31, 2023, there are approximately 30,384,251 shares of Class A Common Stock issued and outstanding, no shares of Class B Common Stock issued and outstanding (and were previously converted into shares of Class A Common Stock upon such date that the Class B Common Stock represented fewer than 5% of the outstanding shares of our common stock), and no shares of preferred stock issued and outstanding.
The Company’s Class A Common Stock
Voting Rights
Each share of the Company’s common stock is entitled to one vote on all matters requiring a vote of shareholders. Shareholders do not have cumulative voting rights in elections of directors. As of the date first written above, the Company’s board of directors (the “Company Board”) has fixed the number of directors constituting the full Company Board at ten, divided into three classes. The terms of office of the three classes of directors end in successive years. A director nominee will be elected to the Company Board at a meeting of shareholders if the votes cast “for” such nominee exceed the votes cast “against” such nominee (excluding abstentions), unless the number of nominees exceeds the number of directors to be elected, in which case the nominees receiving the highest number of votes up to the number of directors to be elected will be elected. However, in the event a nominee does not receive a majority of votes cast, such director is required under our Corporate Governance Guidelines to conditionally resign from the Company Board. Acceptance of such resignation is at the discretion of the Company Board.
Dividend Rights
Subject to the rights and preferences of the holders of any outstanding shares of preferred stock, each share of the Company’s common stock is entitled to receive any dividends, in cash, securities or property, as the Company Board may declare. Pennsylvania law prohibits the payment of dividends and the repurchase of capital stock if the Company is insolvent or if the Company would become insolvent after the dividend or repurchase (unless, in the case of a repurchase, the purchase price is deferred such that the Company will not become insolvent when it is paid).

LEGAL\66358397\4

Liquidation and Other Rights
In the event of the liquidation, dissolution or winding up, either voluntarily or involuntarily, of the Company, subject to the rights and preferences of the holders of any outstanding shares of preferred stock, holders of common stock will be entitled to share pro rata in all of the Company’s remaining assets available for distribution.
Miscellaneous
The holders of the Company’s common stock do not have preemptive rights or conversion rights, and there are no redemption or sinking fund provisions applicable to the Company’s common stock. Holders of fully paid shares of the Company’s common stock are not subject to any liability for further calls or assessments.
Description of Preferred Stock
Under Pennsylvania law and the Company Articles, the Company Board is authorized to issue shares of preferred stock from time to time in one or more series without shareholder approval. Subject to limitations prescribed by Pennsylvania law, the Company Articles and the Company Bylaws, the Company Board is able to determine the number of shares constituting each series of preferred stock and the designation, preferences, qualifications, limitations, restrictions, and special or relative rights or privileges of that series.
Holders of the Company preferred stock will have no voting rights for the election of directors and have no other voting rights except as the Company Board may determine pursuant to its authority under the Company Articles with respect to any particular series of the Company preferred stock and except as provided by law.
The particular terms of any series of the Company preferred stock will be set by the Company Board for that series of preferred stock. Those terms may include:
•Any merger, consolidation or share exchange of the Company or any subsidiary of the Company with (a) any interested shareholder or with (b) any other person (whether or not itself an interested shareholder) which is, or after such merger, consolidation or share exchange would be, an affiliate or associate of an interested shareholder or which does not include in its articles of in Company the substance of the terms of the Company Articles, in each case without regard to which person is surviving person;
•the annual dividend rate for such series, if any, and the date or dates from which dividends shall commence to accrue;
•the redemption price or prices, if any, for shares of such series and the terms and conditions on which such shares may be redeemed;
•the provisions for a sinking, purchase or similar fund, if any, for the redemption or purchase of shares of such series;
•the preferential amount or amounts payable upon shares of such series in the event of the Company’s voluntary or involuntary liquidation;
•the voting rights, if any, of shares of such series;
•the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of the Company’s securities into which such shares may be converted;
•the relative seniority, parity or junior rank of such series with respect to other series of preferred stock then or thereafter to be issued; and
•any other specific terms, preferences, rights, privileges, limitations or restrictions of such series.

LEGAL\66358397\4

While the terms summarized above may generally apply to any shares of preferred stock that the Company may offer, the Company Board will include the specific terms of each series of preferred stock in a statement with respect to shares that will be filed with the Pennsylvania Department of State and the Securities and Exchange Commission (the “Commission”).

Anti-Takeover Effect of the Company’s Governing Documents and Pennsylvania Business Corporation Law
The Company Articles and the Company Bylaws contain a number of provisions relating to corporate governance and to the rights of the Company shareholders. Certain of these provisions may have a potential “anti-takeover” effect by delaying, deferring or preventing a change of control of the Company. In addition, certain provisions of Pennsylvania law may have a similar effect.
Required Vote for Transactions Involving Interested Shareholders
In addition to any other affirmative vote required by law, the Company Articles or otherwise, certain business combination transactions require the affirmative vote of (x) the holders of at least 80% of the outstanding shares of the Company capital stock entitled to vote in an annual election of directors of the Company, voting together as a single class, and (y) the holders of at least a majority of the outstanding shares of the Company capital stock entitled to vote in an annual election of directors of the Company, voting together as a single class, which are not beneficially owned by any person which is at such time (i) the beneficial owner, directly or indirectly of more than 15% of the outstanding shares of the Company capital stock entitled to vote in an annual election of directors of the Company, (ii) an affiliate of the Company and at any time within the two-year period immediately prior to such time was the beneficial owner, directly or indirectly, of more than 15% of the outstanding shares of the Company capital stock entitled to vote in an annual election of directors of the Company, or (iii) an assignee of or has otherwise succeeded to the beneficial ownership of any outstanding shares of the Company capital stock entitled to vote in an annual election of directors of the Company which were at any time within the two-year period immediately prior to such time beneficially owned by an interested shareholder (within the meaning of clauses (i) through (iii) hereof) (such person described in clauses (i) through (iii) is referred to in this prospectus as an interested shareholder), if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering with the meaning of the Securities Act. Such approval shall be required with respect to any of the following business combination transactions:
•Any merger, consolidation or share exchange of the Company or any subsidiary of the Company with (a) any interested shareholder or with (b) any other person (whether or not itself an interested shareholder) which is, or after such merger, consolidation or share exchange would be, an affiliate or associate of an interested shareholder or which does not include in its articles of in Company the substance of the terms of the Company Articles, in each case without regard to which person is surviving person;
•Any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a class of transactions) to with or for the benefit of any interested shareholder or any affiliate or associate of any interested shareholder involving any assets, securities or commitments of the Company or any subsidiary of the Company having an aggregate fair market value, or involving aggregate commitments, equal to 5% or more of the consolidated total assets of the Company and its subsidiaries;
•The issuance or transfer by the Company or any subsidiary of the Company (in one transaction or a class of transactions) of any securities of the Company or any subsidiary of the Company to any interested shareholder or any affiliate or associate of any interested shareholder in exchange for cash, securities or other consideration (or a combination thereof) having an aggregate fair market value equal to 5% or more of the consolidated total assets of the Company and its subsidiaries;
•The adoption of any plan or proposal for the liquidation or dissolution of the company proposed by or on behalf of any interested shareholder or any affiliate or associate of any interested shareholder;

LEGAL\66358397\4

•Any reclassification of securities (including any reverse stock split), or recapitalization of the company, or any merger or consolidation of the Company with any of its subsidiaries or any other transaction (whether or not with or otherwise involving an interested shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity securities of the company or any subsidiary of the Company which is directly or indirectly beneficially owned by any interested shareholder or any affiliate or associate of any interested shareholder; or
•Any other transaction or series of transactions similar in purpose or effect to, or any agreement, contract or other arrangement providing for, any one or more of the transactions specified in the (1) through (5) above.
The affirmative vote of holders of the Company’s voting capital stock with respect to a business combination is not required if such business combination is approved by a majority of the directors of the Company who are not interested shareholders or an affiliate, associate or representative of an interested shareholder and either (A) was a director of the Company immediately prior to the time the interested shareholder became an interested shareholder or (B) was a successor to a director described in clause (A) and is recommended or elected to succeed a disinterested director by a majority of the directors describe in clause (A) (we refer in this prospectus to each such director described in clauses (A) and (B) as a disinterested director).
Required Vote for Amendment of the Company Articles and the Company Bylaws
Subject to the voting rights given to any particular series of preferred stock by the Company Board, if any, pursuant to the Company Articles, and except as may be specifically provided to the contrary in any other provision in the Company Articles with respect to amendment or repeal of such provision, the Company Articles cannot be amended and no provision may be repealed by the Company shareholders without the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of the Company capital stock entitled to vote in an annual election of directors of the Company, voting together as a single class, and the holders of at least a majority of the voting power of the then outstanding shares of the Company capital stock entitled to vote in an annual election of directors of the Company which are not beneficially owned by any interested shareholder, voting together as a single class, unless such action has been previously approved by the affirmative vote of a majority of the disinterested directors then in office, in which event (unless otherwise expressly provided in the Company Articles) the Company Articles may be amended and any provision repealed by such shareholder approval as may be specified by law.
The Company Board may make, amend and repeal the Company Bylaws with respect to those matters which are not, by statute, reserved exclusively to the Company shareholders, subject to the power of the Company shareholders to change such action. No bylaw may be made, amended or repealed by the Company shareholders unless such action is approved by the affirmative vote of the holders of not less than majority of the voting power of the then outstanding shares of the Company capital stock at a duly organized meetings of the Company shareholders or as otherwise may be specified by law.
Preferred Stock
The purpose of authorizing the Company Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the Company’s outstanding voting stock. The existence of the authorized but undesignated preferred stock may have a depressive effect on the market price of the Company’s common stock.

LEGAL\66358397\4

Anti-Takeover Law Provisions under the Pennsylvania Business Corporation Law

The Company is subject to certain provisions of Chapter 25 of the Pennsylvania Business Corporation Law, which may have the effect of discouraging or rendering more difficult a hostile takeover attempt against the Company, including Section 2524, Section 2538, Subchapter 25E and Subchapter 25F of the PBCL.
Under Section 2524 of the PBCL, shareholders of the Company cannot act by partial written consent except if permitted under the Company Articles. The Company Articles do not permit shareholder action by partial written consent.
Section 2538 of the PBCL requires enhanced shareholder approval for certain transactions between the Company and an “interested shareholder” (defined as a shareholder who is a party to the transaction or is treated differently from other shareholders). Section 2538 applies if an interested shareholder (together with his, her or its affiliates) is to (i) be a party to a merger or consolidation, a share exchange or certain sales of assets involving the Company or one of the Company’s subsidiaries; (ii) receive a disproportionate amount of any securities of any corporation which survives or results from a division; (iii) be treated differently from others holding shares of the same class in a voluntary dissolution of such corporation; or (iv) have his or her percentage of voting or economic share interest in such corporation materially increased relative to substantially all other shareholders in a reclassification. Under these circumstances, the proposed transaction must be approved by the affirmative vote of the holders of shares representing at least a majority of the votes that all disinterested shareholders are entitled to cast with respect to such transaction. However, this special voting requirement will not apply where the proposed transaction has been approved in a prescribed manner by the members of the Company Board independent from the interested shareholder or if certain other conditions, including the amount of consideration to be paid to certain shareholders, are satisfied or the interested shareholder owns 80% or more of the Company. This voting requirement is in addition to any other voting requirement under the PBCL, the Company Articles or the Company Bylaws.
Under Subchapter 25E of the PBCL, if any person or group acting in concert acquires voting power over shares representing 20% or more of the votes which all of the Company’s shareholders would be entitled to cast in an election of directors, any other shareholder may demand that such person or group purchase such shareholder’s shares at a price determined in an appraisal proceeding.
Under Subchapter 25F of the PBCL, the Company may not engage in a merger, consolidation, share exchange, division, asset sale, disposition (in one transaction or a series of transactions) or a variety of other business combination transactions with a person who becomes the beneficial owner of shares representing 20% or more of the voting power in an election of the Company’s directors unless: (1) the business combination or the acquisition of the 20% interest is approved by the Company Board prior to the date the 20% interest is acquired; (2) the person beneficially owns at least 80% of the Company’s outstanding shares and the business combination (a) is approved by a majority vote of the disinterested shareholders and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F; (3) the business combination is approved by a majority vote of the disinterested shareholders at a meeting called no earlier than five years after the date the 20% interest is acquired; or (4) the business combination (a) is approved by shareholder vote at a meeting called no earlier than five years after the date the 20% interest is acquired and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F.
The Company has opted out of Subchapter 25G of the PBCL (which would have required a shareholder vote to accord voting rights to control shares acquired by a 20% shareholder in a control-share acquisition) and Subchapter 25H of the PBCL (which would have required a person or group to disgorge to the Company any profits received from a sale of the Company’s equity securities under certain circumstances).
Advance Notice Requirements
The Company Bylaws require the Company shareholders to provide advance notice if they wish to submit a proposal or nominate candidates for director at the Company’s annual meeting of shareholders. These procedures provide that notice of shareholder proposals at the Company’s annual meeting must be in writing and received by the Company’s secretary at its principal executive offices at least 75, but not more than 120, days prior to the anniversary of the date of the prior year’s annual meeting of shareholders, provided that with respect to shareholder proposals, in the event the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, a notice by the shareholder to be timely must be delivered at least 75, but not more than 120, days prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. Such notice must include, among other things: (1) a brief description of the business desired to be brought before the meeting, (2) the reasons for conducting such business at the meeting, (3) the text of the proposal or business (including the text of any resolutions proposed for

LEGAL\66358397\4

consideration and, in the event that such business includes a proposal to amend these Company Bylaws the text of the proposed amendment), (3) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made, (4) the name and address of such shareholder who intends to propose the business, as they appear on the Company’s books, and of any associated person of such shareholder, (5) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to make the proposal to the meeting, and (6) a description of the Company’s securities owned by such shareholder and by any associated person of such shareholder (collectively, the “Notice Requirements”).
Shareholder nominations for election of director must be submitted to the Company’s secretary at its principal executive offices at least 75 days prior to the anniversary of the date of the prior year’s annual meeting of shareholders in writing in accordance with Section 6.1 of the Company Articles and Section 2.09 of the Company Bylaws, and must include, as to each prospective nominee and each shareholder giving notice, as applicable, (1) the name and address of the shareholder who intends to make the nomination and of the person(s) to be nominated; (2) a representation that the shareholder is a holder of record of common stock of the Company entitled to vote at such meeting and intends to appear “in person” or by proxy at the meeting to nominate the person(s) specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission, had the nominee been nominated by the Company Board; (5) the consent of each nominee to serve as a director of the Company if so elected; and (6) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner on whose behalf the nomination is being made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and such nominees’ respective affiliates and associates, or others acting in concert therewith, on the other hand. Such notice also must include, among other things, the Notice Requirements. To be eligible to be a nominee for election as a director, the prospective nominee, or someone acting on such prospective nominee’s behalf, must deliver a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request). Upon request, the prospective nominee must also provide a written representation and agreement that such prospective nominee: (a) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such prospective nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such prospective nominee’s ability to comply, if elected as a director of the Company, with such prospective nominee’s fiduciary duties under applicable laws; (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and (c) would be in compliance if elected as a director of the Company, and will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.
Subject to Rules 14a-8 and 14a-19 promulgated under the Securities Exchange Act of 1934, as amended, the Company Bylaws do not require the Company to include in its proxy materials for an annual meeting of shareholders any nominations of persons to serve on the Company Board made by the Company shareholders. The Corporate Governance Committee of the Company Board and the Company Board will consider any candidate for nominee as a director that is properly submitted by a shareholder in accordance with the Company Articles and Company Bylaws and does not maintain a policy with regard to such nominations distinct from such requirements.

LEGAL\66358397\4

Special Meetings of Shareholders
The Company Bylaws provide that a special meeting of shareholders may be called by the Company Board or chief executive officer. Only Company shareholders who hold of record at last 20% of the shares entitled be voted upon any proposal to be considered at such meeting have a right to call a special meeting under the Company Bylaws.
Special Treatment for Specified Groups of Nonconsenting Shareholders
Additionally, in connection with a plan of merger, plan of interest exchange, plan of conversion, plan of division or plan of domestication, Section 329 and Section 1906 of the PBCL permits holders of shares of a class or series to be separated into one or more groups, if approved by a majority of the votes cast by any class or series of shares any of the shares of which are so classified into groups, to provide mandatory special treatment for the specified groups. Such classification is subject to additional specific requirements as set forth in Section 329 and Section 1906 of the PBCL. In the way of example, under these provisions of the PBCL, if the requirements are met, shares of common stock held only by designated shareholders of record, and no other shares of common stock, could be cashed out at a price determined by the company, subject to applicable dissenters’ rights.
Exercise of Director Powers Generally
Section 1715 of the PBCL also provides that the directors of a corporation are not required to regard the interests of the shareholders as being dominant or controlling in making decisions concerning takeovers or any other matters. The directors may consider, to the extent they deem appropriate, among other things, (1) the effects of any proposed action upon any or all groups affected by the action, including, among others, shareholders, employees, creditors, customers and suppliers, (2) the short-term and long-term interests of the corporation, (3) the resources, intent and conduct of any person or group seeking to acquire control of the corporation and (4) all other pertinent factors. The PBCL expressly provides that directors do not violate their fiduciary duties solely by relying on “poison pills” or the anti-takeover provisions of the PBCL. The Company does not currently have a “poison pill.”
Limitations on Liability, Indemnification of Officers and Directors, and Insurance
The PBCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In an action by or in the right of the corporation, indemnification will not be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless the applicable court otherwise determines.
Unless ordered by a court, the determination of whether indemnification is proper in a specific case will be determined by (1) the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; (2) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.
To the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of a third-party action, derivative action, or corporate action, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such individual in connection therewith.
Pennsylvania law permits a corporation to purchase and maintain insurance for a director or officer against any liability asserted against such individual, and incurred in his or her capacity as a director or officer or arising out of his or her position, whether or not the corporation would have the power to indemnify such individual against such liability under Pennsylvania law.

LEGAL\66358397\4

The Company Bylaws provide that a director of the Company shall, to the maximum extent permitted by Pennsylvania law, have no personal liability for monetary damages for any action taken, or any failure to take any action, as a director unless such director has breached or failed to perform the duties of his or her office under Chapter 17, Subchapter B of the PBCL (or any successor statute relating to directors’ standard of care and justifiable reliance), and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Subject to approval of the Company’s shareholders, as proposed at the Company’s 2024 Annual Meeting of Shareholders, the Company Bylaws further provide that officers of the Company shall, to the maximum extent permitted by Pennsylvania law, have no personal liability for monetary damages for any action taken, or any failure to take any action, as an officer unless such officer has breached or failed to perform the duties of his or her office under Chapter 17, Subchapter C of the PBCL (or any successor statute relating to directors’ standard of care and justifiable reliance), and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that this right shall apply to officers only after such amendment is approved by the Company’s shareholders in accordance with Pennsylvania law. If and until the such amendment is approved by the Company’s shareholders, it will be of no force or effect.

The Company Articles further provide for indemnification for current and former directors and officers serving at the request of the Company to the fullest extent permitted by Pennsylvania law. The Company Articles and Company Bylaws also permit the advancement of expenses and expressly authorize the Company to carry directors’ and officers’ insurance to protect itself and its directors and officers against certain liabilities. The Company Bylaws also provide for indemnification of employees and agents of the Company under certain circumstances.

The limitation of liability and indemnification provisions in the Company Articles and the Company Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Company’s directors and officers, even though such an action, if successful, might otherwise benefit the Company and its shareholders. However, these provisions do not limit or eliminate the Company’s rights, or those of any shareholder, to seek nonmonetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of the Company directors or officers for which indemnification is sought.

Authorized but Unissued Shares
Subject to applicable law and stock exchange rules, the Company’s authorized but unissued shares of common stock and preferred stock are available for future issuance without your approval. The Company may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

LEGAL\66358397\4